UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 14, 2011
______________

DAIS ANALYTIC CORPORATION
(Exact name of registrant as specified in its charter)
New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11552 Prosperous Drive
Odessa, Florida 33556
(Address of Principal Executive Offices)(Zip Code)

(727) 375-8484
(Registrant’s telephone number, including area code)

N/A
___________________________________________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Reference is made to Item 5.02 below in this current report on Form 8-K, which is incorporated by reference into this Item 1.01.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) The following discussion is qualified in its entirety by the full text of the Amended and Restated Employment Agreement by and between Dais Analytic Corporation and Timothy N. Tangredi, copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

We entered into an amended and restated employment agreement with Mr. Timothy N. Tangredi, our President, Chief Executive Officer, and director, dated as of September 14, 2011, which sets forth Mr. Tangredi’s compensation level and eligibility for salary increases, bonuses, benefits, and option grants. Mr. Tangredi’s employment agreement provides for an initial term of three years commencing on September 14, 2011 with the term extending on the second anniversary thereof for an additional two-year period and on each subsequent anniversary of the commencement date for an additional year period.  Under the agreement Mr. Tangredi’s initial base salary is $200,000.  Mr. Tangredi’s base salary shall be increased annually, if applicable, by a sum  equal to his current base salary multiplied by one  third of the percentage increase in our yearly revenue compared to our  prior fiscal year revenue; provided however any annual increase in Mr. Tangredi’s base salary shall not exceed a maximum of 50% for any given year. Any further increase in Mr. Tangredi’s base salary shall be at the sole discretion of our board of directors or compensation committee (if applicable). Additionally, at the discretion of our board of directors and its compensation committee, Mr. Tangredi may be eligible for an annual bonus of up to 100% of his then-effective base salary, if he meets or exceeds certain annual performance goals established by the board of directors.  In addition to this bonus, Mr. Tangredi may be eligible for a separate merit bonus if approved by the board of directors, for specific extraordinary events or achievements such as a sale of a division, major license or distribution arrangement or merger.  Mr. Tangredi is entitled to medical, disability and life insurance, as well as four weeks of paid vacation annually, an automobile allowance, reimbursement of all reasonable business expenses, automobile insurance and maintenance, and executive conference or educational expenses.

Under his employment agreement, in addition to any other compensation which he may receive, if we complete a financing in the form of a secondary public offering, Mr. Tangredi will be granted an option under our 2009 Plan to purchase up to 520,000 shares of our common stock (52,000 shares upon giving effect to the anticipated 10-for-1 reverse stock split) with an exercise price equal to the fair market value per share on the date of grant.  This option will become vested and will be exercisable in thirds, with one third vested upon grant, another third at the one-year anniversary of the grant, and another third upon the second anniversary of the grant.  The option shall have a term of ten years, be exercisable for up to three years after termination of employment (unless termination is for cause, in which event they shall expire on the date of termination), have a “cashless” exercise feature, and be subject to such additional terms and conditions as are then applicable to options granted under such plan provided they do not conflict with the terms set forth in the agreement.

If Mr. Tangredi’s employment is terminated for any reason , we will be obligated to pay him his accrued but unpaid base salary, bonus and accrued vacation pay, and any unreimbursed expenses (“Accrued Sums”).

In addition to any Accrued Sums owed,  if Mr. Tangredi’s employment is terminated by us in the event of his disability or without cause or by Mr. Tangredi for good reason, he shall be entitled to:

(i)	an amount equal to the sum of (A) the greater of 150% of the base salary then in effect or $320,000 plus (B) the cash bonus and/or merit bonus, if any, awarded for the most recent year;

(ii)
health and life insurance, a car allowance and other benefits set forth in the agreement until two years following termination of employment, and thereafter to the extent required by COBRA or similar statute; and

(iii)	all stock options, to the extent they were not exercisable at the time of termination of employment, shall become exercisable in full.

In addition to any Accrued Sum owed,  in the event of termination upon death, Mr. Tangredi shall be entitled to (i) and (iii) above.

In addition to any Accrued Sums owed, in the event that Mr. Tangredi elects to terminate employment within one year following a change in control, he shall receive a lump sum payment equal to the sum of (a) the greater of his then current base salary or $210,000 plus (b) the cash bonus and merit bonus, if any, awarded in the most recent year. In addition, he will be entitled to (ii) and (iii) above.

The employment agreement also contains customary covenants restricting the use of our confidential information and solicitation of employees, which are similarly applicable to our other executive officers.  In addition we are obligated to indemnify Mr. Tangredi for any claims made against him in connection with his employment with us, to advance indemnification expenses, and maintain his coverage under our directors’ and officers’ liability insurance policy.

Under the employment agreement, we and Mr. Tangredi have agreed that we will retain an independent compensation consultant, whose recommendations shall be obtained by January 31, 2012, which may recommend modification of the compensation program for Mr. Tangredi and other officers, subject to certain conditions including approval of the board of directors.  Notwithstanding the recommendation and board consideration, Mr. Tangredi has the right to continue the current terms of the employment agreement.

Item 9.01   Financial Statements and Exhibits

(c)           Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between Dais Analytic Corporation and Timothy N. Tangredi, dated as of September 14, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DAIS ANALYTIC CORPORATION

Dated: September 15, 2011	By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi
Chief Executive Officer and President